Exhibit 99.1

NEWS RELEASE

Devon Energy Reports Second-Quarter 2019 Results

Highlights

•	Production above guidance; and capital spending below guidance

•	Delaware Basin volumes advance 58 percent year over year

•	Oil production guidance raised for second time in 2019

•	Capital spending outlook lowered by $50 million

•	Reallocating STACK capital to Delaware and Powder River

•	Operating and G&A cost-savings initiatives continue to trend ahead of plan

•	Stock repurchase program decreases outstanding share count by 24 percent

OKLAHOMA CITY – Aug. 6, 2019 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the second quarter of 2019. Supplemental financial tables for second-quarter results and updated guidance for the third quarter and full-year 2019 are available on the company’s website at www.devonenergy.com.

“Devon is executing at a very high level on all aspects of our strategic plan,” said Dave Hager, president and CEO. “Our second-quarter performance was highlighted by improving well productivity and capital efficiency that drove oil production above the high end of guidance with a total capital investment well below forecast. Furthermore, our profitability was significantly enhanced by our operating and G&A cost-savings initiatives that are delivering results ahead of plan.”

“With the positive business momentum we have demonstrated year-to-date, we are raising our full-year oil production outlook for the second time this year,” said Hager. “And importantly, we are delivering this incremental volume growth with lower capital and operating costs, positioning Devon to generate higher free cash flow in the second half of the year.”

Oil Production Outlook Raised for the Second Time in 2019

Second-quarter production was highlighted by results from Devon’s retained U.S. oil business. Light-oil production from these assets averaged 142,000 barrels per day, a 13 percent increase compared to the second quarter of 2018. This result exceeded midpoint guidance by 5,000 barrels per day.

Within Devon’s diversified U.S. onshore portfolio, the strongest asset-level performance was achieved by the company’s Delaware Basin operations in southeast New Mexico. Production from this world-class play increased 58 percent year over year, driving volumes in the Delaware to 120,000 oil-equivalent barrels (Boe) per day. A key growth driver was 28 new wells brought online in the state-line area that averaged initial 30-day rates of approximately 2,100 Boe per day per well, of which 70 percent was oil.

Given the strong operational momentum achieved in the Delaware Basin, Devon is raising its 2019 U.S. oil production outlook for the second time this year. The midpoint of the company’s updated guidance represents an estimated oil growth rate of 19 percent compared to 2018, a 400-basis point improvement compared to original budget expectations.

Reducing Full-Year 2019 Capital Guidance

In addition to strong production results, Devon maintained discipline and continued to achieve capital efficiencies across its retained U.S. oil business. This success was reflected in the company’s second-quarter capital spending, which was 9 percent below midpoint guidance, or $478 million. The most significant drilling and completion efficiencies were attained by the company’s Wolfcamp program in the Delaware Basin and infill development activity in the STACK play.

Due to these positive operating trends, Devon is lowering its E&P capital investment expectations by $50 million to a range of $1.8 billion to $1.9 billion in 2019. The reduced investment is driven primarily by drilling and completion efficiencies realized year-to-date. In an effort to further optimize returns, the company has also elected to reallocate approximately $50 million of STACK capital to the Delaware and Powder River in the second half of 2019.

For additional details on Devon’s E&P operating results and outlook, please refer to the company’s second-quarter 2019 operations report at www.devonenergy.com.

Divestiture Program Accelerates Value Creation

In late June, Devon completed the sale of its Canadian business for CAD $3.8 billion, or USD $2.8 billion. Devon received net proceeds of USD $2.6 billion, after purchase-price adjustments associated with the sale. With the sale of Canada, financial results for the company’s heavy-oil business are now presented as discontinued operations in Devon’s consolidated financial statements.

To complete the company’s transformation to a high-return U.S. oil growth business, Devon continues to advance the divestiture process for its Barnett Shale gas assets in north Texas. Data rooms for the Barnett assets are currently open and initial bids are expected by the end of the third quarter.

Revenue Enhanced by Marketing and Hedging Strategy

Devon’s upstream revenue totaled $1.2 billion in the second quarter, with oil sales accounting for 72 percent of total commodity revenues. Oil sales advanced 14 percent compared to the prior quarter due to growth in oil production and improved price realizations. Combined with price protection from firm transportation and hedges, realized oil prices were 97 percent of the West Texas Intermediate benchmark in the quarter.

A contributing factor to second-quarter oil pricing was advantaged marketing agreements in the Delaware Basin. Devon has secured multi-year contractual guarantees that ensure gravity protection up to 60-degree oil, which minimizes the potential for price deducts associated with the new West Texas Light index. With these advantaged contracts Delaware Basin oil realizations improved by 12 percent from the previous quarter.

In early August, Devon’s remaining commodity hedges had a positive fair-market valuation of approximately $185 million. This attractive hedging position represents about 75 percent of forecasted oil and gas production in the second half of 2019, mitigating the impact of lower gas and natural gas liquids pricing.

Cost Savings Initiatives Driving Improved Outlook

As previously disclosed, Devon has cost-reduction initiatives underway targeting at least $780 million of annual savings associated with its retained U.S. oil business. Due to the substantial progress achieved year-to-date, the company is on track to attain more than 70 percent of targeted savings by the end of the year, which is resulting in an improved outlook for several expense line items for the remainder of 2019.

A key contributor to Devon’s improving cost performance was lease operating expense (LOE), the company’s largest field-level cost. On a per-unit basis, LOE declined 11 percent compared to the year-ago quarter. This improvement was driven by operational efficiency gains and the benefits of scalable production growth. These efficiencies, coupled with the divestiture of Canada, are expected to improve LOE results by approximately 15 percent compared to Devon’s original 2019 budget.

The company also continued to make substantial progress improving its general and administrative (G&A) cost structure. Including costs from discontinued operations, Devon’s total G&A expense improved 31 percent year-over-year. Due to the cost savings achieved, the company is lowering its full-year 2019 outlook for G&A for the second time this year to a midpoint of $470 million. This represents a 16 percent improvement compared to the company’s initial forecast in 2019.

Another area where Devon has improved its cost structure is through reduced interest expense. With the retirement of $1.7 billion of debt year to date, the company expects interest costs to decline by more than $60 million on an annual basis.

Operating Cash Flow Increases 23 Percent; Earnings Exceed Wall Street Consensus

Devon’s operating cash flow, including discontinued operations, totaled $623 million in the second quarter, a 23 percent increase compared to the same period a year ago. This level of operating cash flow funded the company’s capital investments and generated $59 million of free cash flow in the quarter.

Reported net earnings for the second-quarter totaled $495 million, or $1.19 per diluted share. Adjusting for items securities analysts typically exclude from published estimates, Devon’s core earnings were $180 million, or $0.43 per diluted share. This represents a 26 percent improvement compared to the second quarter of 2018 and exceeded analyst consensus estimates.

Repurchase Program Reduces Share Count by 24 Percent

The company’s $5 billion share-repurchase authorization represents the largest in the upstream industry when measured as a percentage of market capitalization. To date, Devon has repurchased 128 million shares, or approximately 24 percent of outstanding shares, at a total cost of $4.4 billion. The company expects its share-repurchase program to reach $5 billion by year end.

In the second quarter, Devon’s investment-grade financial position continued to improve. At July 31, 2019, Devon had an outstanding debt balance of $4.3 billion with no debt maturities until late 2025, with an attractive net debt-to-EBITDAX ratio of only 0.8 times.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Aug. 7, 2019, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release may include non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com and our related Form 10-Q.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in oil and gas operations; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our Form 10-K and other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-Q.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496